Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES START OF PHASE 1B TRIAL OF ITMN-191
— Reports Further Details from Phase 1a SAD Clinical Study —
BRISBANE, Calif., September 26, 2007 — InterMune, Inc. (Nasdaq: ITMN) announced that the company has begun dosing the first patients in their Phase 1b multiple ascending dose (MAD) clinical trial evaluating ITMN-191 (also called R7227) in patients with chronic hepatitis C. ITMN-191 is a hepatitis C virus (HCV) protease inhibitor in development by InterMune and its partner, Roche. InterMune also reported additional information from its recently completed Phase 1a clinical trial of ITMN-191.
Dan Welch, President and Chief Executive Officer of InterMune, said, “We are pleased to have successfully initiated the very important Phase 1b multiple ascending dose study of ITMN-191.” Mr. Welch continued, “This is our first opportunity to evaluate the effects of ITMN-191 on viral kinetics in HCV patients, and to gather additional safety information beyond the recently completed Phase 1a SAD study. We look forward to sharing top-line results from the three treatment-naïve dose cohorts of the Phase 1b study in the first quarter of 2008.”
Phase 1b Trial Design
The Phase 1b placebo-controlled study is anticipated to enroll approximately 40 HCV patients. The study will assess the effect of multiple doses of ITMN-191 given as a monotherapy on viral kinetics, viral resistance, pharmacokinetics, safety and tolerability. Patients will be administered ITMN-191 twice per day (BID) or three-times per day (TID) with a meal for a period of 14 days. Three ascending dose cohorts of treatment-naïve chronic hepatitis C patients infected with HCV genotype 1 will be enrolled. In addition, a single cohort of treatment-experienced chronic hepatitis C patients infected with HCV genotype 1 will be studied. If the results of the first three dosage cohorts indicate that more information would be desirable to more fully inform the design of a planned study of ITMN-191 in combination with Pegasys® and ribavirin, the Phase 1b study will be expanded to include additional cohorts of treatment-naïve patients.
Further Details on Phase 1a Study — Safety and Pharmacokinetic Profile of ITMN-191
The Phase 1a placebo-controlled study of ITMN-191 was completed in May of 2007, enrolling a total of 64 healthy volunteers. Doses in this study ranged from less than 10% to many-fold higher than those that will be evaluated in the three dosage cohorts of the Phase 1b trial. The study results show that:
•	ITMN-191 was well tolerated in all doses evaluated in Phase 1a study.

•	No Serious Adverse Events (SAEs) were reported and no subject discontinued the study due to an Adverse Event (AE).

•	All AEs in subjects receiving ITMN-191 were classified as mild (CTCAE Grade 1).

•	The most common AEs reported were gastrointestinal-related and consisted of mild diarrhea and mild abdominal pain. These mild AEs occurred predominantly in the highest dose group, a dose many-fold higher than the doses planned in the Phase 1b study just begun.

•	No clinically significant laboratory abnormalities or changes in electro-cardiograms were observed.

•	Food has a significant effect on the absorption of ITMN-191, with higher AUC in patients who took ITMN-191 with a meal.

•	The pharmacokinetics of ITMN-191 were linear over the range of doses planned in the Phase lb study.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at

Roche) in Phase 1a, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
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